Exhibit 99.1

Kura Oncology Announces Financing Transactions with Bristol Myers Squibb and Hercules Capital, Providing Access to up to $150 Million

– $25 million equity investment from Bristol Myers Squibb at $18.25 per share –

– Term loan facility from Hercules Capital provides up to $125 million –

– Proceeds extend Kura’s cash runway into 2026, if term loan is fully drawn –

SAN DIEGO, Nov. 3, 2022 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer, today announced a $25 million equity investment from Bristol Myers Squibb (NYSE: BMY) and a term loan facility with access to up to $125 million from Hercules Capital, Inc. (NYSE: HTGC). If the term loan is fully drawn, proceeds from these two transactions together with existing cash are expected to fund Kura’s current operating plan into 2026.

“Bristol Myers Squibb has deep expertise and history in advancing transformational cancer treatments,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “This equity investment strengthens the relationship between our organizations and enables Bristol Myers Squibb to provide valuable strategic input into our global development strategy. We are honored and excited to have their support and look forward to their input as we work to deliver innovative science with the potential to benefit patients.”

“In addition, we are grateful for the support of Hercules Capital, a company with a long history of investing in innovative biotechnology companies,” Dr. Wilson continued. “Together, these transactions augment our already strong balance sheet and give us significant financial strength and flexibility as we prepare to advance into the registration-enabling portion of KOMET-001 for ziftomenib, initiate multiple combination studies for ziftomenib in earlier lines of acute myeloid leukemia and continue to expand and invest in our farnesyl transferase inhibitor programs.”

Kura has agreed to sell 1,370,171 shares to Bristol Myers Squibb at a price of $18.25 per share for gross proceeds of $25 million. The shares of common stock were offered and sold to Bristol Myers Squibb in a registered direct offering. In connection with the equity investment, Bristol Myers Squibb will appoint a member to Kura’s Global Steering Committee. Kura will maintain full ownership and control of its programs and operations.

Under the terms of the loan agreement with Hercules Capital, $10 million will be drawn immediately after closing and an additional $15 million is immediately available to Kura at its sole discretion. Kura may draw an additional $75 million in two separate tranches upon achievement of near-term clinical milestones. An additional $25 million may be drawn in a fourth tranche, subject to the approval of Hercules Capital. The loan bears an initial interest rate of 8.65% and adjusts with future changes in the prime rate. Kura will pay interest only for the first 24 months, extendable to up to 48 months on achievement of certain milestones. The loan matures 60 months from closing in November 2027.

“Hercules is pleased to enter into a strategic relationship with Kura as it advances its promising clinical-stage programs,” said Lake McGuire, Managing Director at Hercules Capital. “This capital commitment from Hercules aims to help Kura deliver new treatment options to patients suffering from AML and other cancers and reflects our dedication to provide customized financing solutions to growth-stage life science companies.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways. Ziftomenib (KO-539), a potent and selective menin inhibitor, is currently in a Phase 1b clinical trial (KOMET-001) for patients with relapsed/refractory acute myeloid leukemia, including patients with NPM1 mutations or KMT2A rearrangements. Tipifarnib, a potent, selective and orally bioavailable farnesyl transferase inhibitor (FTI), has received Breakthrough Therapy Designation for the treatment of patients with HRAS mutant HNSCC. Kura is conducting a Phase 1/2 trial (KURRENT-HN) of tipifarnib in combination with the PI3Kα inhibitor alpelisib to address larger genetic subsets of HNSCC patients, including those whose tumors are dependent on HRAS and/or PI3Kα pathways. The Company has also initiated a Phase 1 trial (KURRENT-LUNG) of tipifarnib in combination with osimertinib in treatment-naïve, locally advanced/metastatic, EGFR mutant non-small cell lung cancer. Kura intends to perform initial clinical evaluation with tipifarnib while in parallel advancing KO-2806, the Company’s next-generation FTI, through IND-enabling studies. For additional information, please visit Kura’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of ziftomenib or farnesyl transferase inhibitors, progress and expected timing of the ziftomenib or farnesyl transferase inhibitor programs and clinical trials, and the strength of Kura’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings, applications and other interactions with regulatory bodies, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s periodic and other filings with the Securities and Exchange Commission (SEC), including the Company’s Form 10-Q for the quarter ended September 30, 2022 filed with the SEC on November 3, 2022, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:

Pete De Spain

Senior Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke ICR

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Evoke Canale

(619) 849-6005

jason.spark@evokegroup.com